Exhibit d(6)
The Lincoln National Life Insurance Company

EARNINGS OPTIMIZER DEATH BENEFIT RIDER

This Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions of the Contract. In the event of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider takes effect on the Rider Date shown on the Earnings Optimizer Death Benefit Specifications.

This guaranteed minimum death benefit Rider will terminate upon assignment, or a change in ownership of the Contract unless the new assignee or owner meets the qualifications specified in the TERMINATION OF THIS RIDER section of this Rider. The guaranteed minimum death benefit cannot be withdrawn in a lump sum prior to the Annuitant’s or Owner’s death.

INTERACTION WITH THE VARIABLE ANNUITY PAYMENT OPTION RIDER: If the Variable Annuity Payment Option Rider is attached to the Contract, in addition to terms stated in this Rider:
a.
for purposes of this Rider, on and after the Periodic Income Commencement Date of the Variable Annuity Payment Option Rider, all references to “Contract Value” will mean “Account Value” as defined in the Variable Annuity Payment Option Rider.

b.	this Rider will continue in effect on and after the Rider Date of the under the Variable Annuity Payment Option Rider, subject to the limitations stated in the TERMINATION OF THIS RIDER provision.

ADDITIONAL PURCHASE PAYMENTS RESTRICTION. We reserve the right to limit cumulative subsequent Purchase Payments after the first Rider Date Anniversary as shown on the Earnings Optimizer Death Benefit Specifications.

DEFINITIONS

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

DEATH BENEFIT REDUCTIONS -- The amounts by which Purchase Payments are reduced when determining the Contract Earnings, Earnings Limit, and Rider Charge under this Rider. Reductions are made whenever a Withdrawal occurs or a Periodic Income Payment is made under the Variable Annuity Payment Option Rider. Purchase Payments after Death Benefit Reductions are applied as described below will never be less than $0:
a.
Death Benefit Reductions will reduce Purchase Payments as follows for purposes of determining the Death Benefit under item b. of the first paragraph of the DETERMINATION OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision of this Rider and CONTRACT EARNINGS provision shown on the Earnings Optimizer Death Benefit Specifications:

1.
for each Periodic Income Payment made under the Variable Annuity Payment Option Rider, the reduction of the Account Value due to the Periodic Income Payment will be applied to the Purchase Payments as the Death Benefit Reduction; and

2.
for each Withdrawal made under the Contract, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

b.	Death Benefit Reductions will reduce Purchase Payments as follows for purposes of determining the Earnings Limit and the Rider Charge:

For each Withdrawal made under the Contract, Death Benefit Reductions are calculated proportionately. The percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction. Payment of a Periodic Income Payment under Variable Annuity Payment Option Rider is not considered a Death Benefit Reduction for this purpose.

RIDER DATE ANNIVERSARY -- The same calendar day as the Rider Date shown on the Earnings Optimizer Death Benefit Specifications, each subsequent calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day.

A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date. If such day is not a Valuation Date, and a Rider Charge is due, that charge will be deducted on the first Valuation Date following such calendar day.

RIDER YEAR -- Each twelve-month period starting with the Rider Date shown on the Earnings Optimizer Death Benefit Specifications. Subsequent Rider Years begin on each Rider Date Anniversary thereafter.

DETERMINATION OF AMOUNTS

The following provision hereby replaces the DETERMINATION OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision of the Contract:

DETERMINATION OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE. The Death Benefit provided under this Rider is equal to the greatest of:
a.	the Contract Value on the Valuation Date We approve the Death Benefit for payment; or
b.	the sum of all Purchase Payments, minus all Death Benefit Reductions, as of the Valuation Date We approve the Death Benefit for payment. The result will never to be less than $0; or
c.	the Contract Value on the Valuation Date We approve the Death Benefit for payment plus an amount equal to the product of A multiplied by the lesser of B or C, where:
A	is the Enhancement Rate;
B	is Contract Earnings; and
C	is the Earnings Limit.
The Enhancement Rate, Contract Earnings and Earnings Limit are described on the Earnings Optimizer Death Benefit Specifications.

Upon the death of an Owner or Annuitant, if the recipient of the Death Benefit is the surviving spouse of the deceased individual:
a.
the surviving spouse may elect to receive the Death Benefit by continuing the Contract as the sole Owner and having Us pay into the Contract, the excess, if any, of the Death Benefit over the Contract Value on the Valuation Date We approve the Death Benefit for payment. This Death Benefit Rider will then terminate; or

b.
if the surviving spouse elects to continue the Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in a. above, this Death Benefit Rider will continue in effect.

If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if the Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into the Contract and this Death Benefit Rider will terminate.

If at any time the Owner or Annuitant named on the Contract is changed, the Death Benefit for the new Owner or Annuitant will be the Contract Value as of the Valuation Date on which We approve the death claim for payment for the new Owner or Annuitant, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue the Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in item b. above.

If at any time all Owners and Annuitants named on the Contract are changed, this Death Benefit Rider will terminate, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue the Contract as the sole Owner without electing to receive an increase in the Contract Value due to death as described in item b. above.

While this Rider is in effect, any request to change ownership will be subject to Our approval on a nondiscriminatory basis. We assume no responsibility for the validity or tax consequences of any change in ownership.

RIDER CHARGE

The Rider Charge described herein is in addition to the PRODUCT CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE shown on the Contract Specifications and the PRODUCT CHARGE shown on the Contract Benefit Data Specifications.

The Initial Annual Rider Charge Rate is shown on the Earnings Optimizer Death Benefit Specifications. The Rider Charge rate may change as described under the RIDER CHARGE on the Earnings Optimizer Death Benefit Specifications, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge Rate shown on the Earnings Optimizer Death Benefit Specifications. The quarterly Rider Charge rate is the annual Rider Charge rate divided by four.

While this Rider is in effect, a quarterly Rider Charge is deducted from the Contract Value on each quarterly anniversary of the Rider Date.

The amount of the quarterly Rider Charge is the quarterly Rider Charge rate multiplied by the greater of A and B, where:
A	is the Contract Value on the Valuation Date the Rider Charge is deducted; and
B	is the sum of all Purchase Payments, minus all Death Benefit Reductions as they apply to the Rider Charge, such result never to be less than $0.

Quarterly Rider Charges will be deducted from each Variable Subaccount on a proportional basis described under the RIDER CHARGE provision on the Earnings Optimizer Death Benefit Specifications. A pro-rata Rider Charge will be deducted upon termination of this Rider, except if this Rider is terminated upon payment of the Death Benefit.

STATEMENTS

We will furnish a statement to the Owner at least once a year. The statement shall provide the death benefit amount at the end of the current reporting period.

TERMINATION OF THIS RIDER

The Owner may not terminate this Rider. This Rider will terminate upon the earlier of the first to occur:
a.	the date the Contract to which this Rider is attached terminates;
b.
the date all Owners and Annuitants named on the Contract are changed, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue the Contract as the sole Owner without electing to have the excess, if any, of the Death Benefit over the current Contract Value paid into the Contract on the Valuation Date We approve the Death Benefit for payment;

c.	payment of the Death Benefit under this Rider;
d.	the date the Lifetime Income Period commences under the Variable Annuity Payment Option Rider; or
e.	the Annuity Commencement Date.

ICC21AR-669